Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN COMPLETES SALE OF $900 MILLION IN AGGREGATE

PRINCIPAL AMOUNT OF SENIOR NOTES AND PURCHASE OF OVER 99 PERCENT OF

ITS $500 MILLION 8.125 PERCENT AND $300 MILLION 7.25 PERCENT SENIOR

NOTES

VALLEY FORGE, Pa. September 14, 2005 — AmerisourceBergen Corporation (NYSE: ABC) today announced that it completed the sale of $400 million of 5.625 percent senior notes due 2012 and $500 million of 5.875 percent senior notes due 2015. The notes were issued in a private placement and were resold by the initial purchasers to qualified institutional buyers under Rule 144A and Regulation S of the Securities Act of 1933, as amended. The 2012 notes and 2015 notes each were sold at 99.5 percent of principal amount, resulting in an effective annual interest rate of 5.71 percent on the 2012 notes and an effective annual interest rate of 5.94 percent on the 2015 notes.

The gross proceeds from the sale of the notes have been used to finance the purchase of the notes tendered through September 13, 2005 in connection with the tender offer and consent solicitation launched August 25, 2005 for AmerisourceBergen’s $500 million 8.125 percent senior notes due 2008 and its $300 million 7.25 percent senior notes due 2012 and to pay related discounts, fees and expenses of these transactions.

For the tendered senior notes, AmerisourceBergen has accepted for purchase and made payment for approximately $497.7 million aggregate principal amount of the $500 million 8.125 percent senior notes due 2008 (CUSIP No. 03073QAB4), representing approximately 99.5 percent of the total principal amount outstanding of these notes, and $299.3 million aggregate principal amount of the $300 million 7.25 percent senior notes due 2012 (CUSIP No. 03073EAB1), representing approximately 99.8 percent of the total principal amount outstanding of these notes. The total consideration paid was for $1,103.04 for each $1,000 principal amount of 8.125 percent senior notes due 2008 accepted for purchase and $1,166.37 for each $1,000 principal amount of 7.25 percent senior notes due 2012 accepted for purchase, in each case plus accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the payment date and in each case without regard to whether the notes accepted for purchase were tendered before or after 5:00 p.m., EDT, on September 8, 2005.

The tender offer and consent solicitation for the two series of notes will expire at 5:00 p.m., EDT, on Friday, September 23, 2005.

As a result of the receipt of the requisite amount of consents in connection with the Company’s tender offer and consent solicitation, AmerisourceBergen, the respective guarantors of both senior notes and J.P. Morgan Trust Company, as trustee, entered into supplemental indentures dated September 8, 2005 relating to each series of senior notes. The supplemental indentures are operative today. The supplemental indentures eliminate substantially all of the restrictive covenants and certain events of default contained in the original indenture and modify the defeasance and certain other provisions contained in the original indentures.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein. AmerisourceBergen has offered and sold the notes in reliance upon exemptions from registration under the Securities Act of 1933, as amended, for offers and sales of securities that do not involve a public offering. The notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release also does not constitute an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $54 billion in revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #23 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results and the benefits, efficiencies and savings to be derived from the Company’s integration plans to consolidate its distribution network.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes; changes in U.S. government policies (including reimbursement changes arising from the Medicare Modernization Act); market interest rates; operational or control issues arising from AmerisourceBergen’s outsourcing of information technology activities; success of the Pharmaceutical Distribution segment’s ability to transition its business model to fee-for-service; success of integration, restructuring or systems initiatives; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; and other economic, business, competitive, legal, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other risk factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2004.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward -looking statements whether as a result of new information, future events or otherwise.

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